FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

AT THE COMPANY
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Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

          FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS MAKES
        $75 MILLION OF MEZZANINE LOANS SECURED BY INTEREST IN 25 CHICAGO
                             AREA OFFICE BUILDINGS

      FOR IMMEDIATE RELEASE - Boston, Massachusetts- April 19, 2005-First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) announced today that it has made 22 convertible mezzanine loans aggregating approximately $69 million representing interests in 22 office properties located in Chicago, Illinois metropolitan and suburban area which have an aggregate value of approximately $355 million. In addition, First Union has furnished funding to make an additional three convertible mezzanine loans aggregating $5.9 million with respect to three separate properties increasing the aggregate value of the properties in the transaction to $395 million. First Union retains the right to make convertible mezzanine loans with respect to an additional 5 office properties, some or all of which are expected to be consummated in the near future, and to participate in additional investments in office buildings owned or subsequently acquired by the principals of the borrowers.

      Each loan bears interest at 7.65%, requires monthly payments of interest only and has a seven year maturity. In addition to the stated rate of return, First Union acquired an additional participation in distributions from capital proceeds. The loans represent the consummation of the Chicago area office building transaction previously announced on March 16, 2005.

      Commenting on the announcement Michael L. Ashner, First Union's Chief Executive Officer, stated, "with this investment First Union has gained a significant presence in a real estate market which we believe to be undervalued at an attractive price along with an opportunity to partner with one of the leading Chicago office owners and managers." Mr. Ashner further stated that "this transaction is consistent with First Union's plan to continue to grow and diversify its asset base through an opportunistic value investment strategy."

      For additional information with respect to this transaction, reference is made to First Union's Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

      First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts which seeks to invest in or acquire most types of real estate assets or securities including direct ownership in real property and entities that own real property, loans secured by real property or entities that own real property and debt and equity securities of other REITs.

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      Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Further information about these matters and the risks generally with respect to First Union can be found in First Union's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.